Exhibit 10.7

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this 7th day of October, 2006, by and between Tyco Healthcare Group, L.P., (the “Company”) and Mr. Kevin Gould (“Executive”).

WHEREAS, Executive is employed by the Company as Chief Operating Officer for Tyco Healthcare;

WHEREAS, Executive is a Participant in the Tyco International (US) Inc. Severance Plan for U.S. Officers and Executives (the “Plan”) which provides for certain benefits in the event that Executive’s employment is terminated on account of a reason set forth in the Plan, subject to the terms of the Plan;

WHEREAS, Executive and the Company mutually desire to terminate Executive’s employment on an amicable basis, such termination to be effective March 31, 2007 (“Date of Termination”); Between October 1, 2006 and March 31, 2007, Mr. Gould will be required to perform his current duties as determined by Mr. Richard Meelia, Chief Executive officer of Tyco Healthcare or designee.  At Mr. Meelia’s discretion, Mr. Gould may be required to come into the office only on an as needed basis beginning December 1, 2006 through March 31, 2007.  In addition, Mr. Gould will be required to comply with all Tyco policies and procedures during this period including the Tyco Guide to Ethical Conduct; and

WHEREAS, in connection with the termination of Executive’s employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

1.                                       Notice.  Pursuant to this Agreement and the Plan, Executive is hereby being provided with more than 30 calendar days’ written notice of the termination of his employment (the “Notice Period”), which termination shall be effective on the Date of Termination.  Unless otherwise provided under applicable law, Executive will not be eligible to apply for workers’ compensation at any time after the Executive’s last active day at work.

2.                                       In consideration for Executive’s agreement as set forth herein, the Company agrees subject to prior approval by the Tyco Compensation Committee to the following:

(a)                                  Severance Payment.  Six months after the Date of Termination or the end of the revocation period for the Release, whichever is later, Executive will begin receiving 18 months of pay (such number of months shall hereinafter be referred to as the “Severance Period”) at a gross monthly rate of $47,916.66, minus any applicable deductions or withholdings or other reductions provided for under the Plan, which will be payable in a manner and on days that correspond to the Company’s regular paydays and payroll practices.  Executive expressly authorizes the Company to make any necessary deductions, withholding, or other reductions.

(b)                                 Bonus.

(i)                                     Executive shall receive 18 gross cash payments which in total shall equal $646,875, minus any applicable deductions or withholdings.  Such bonus payments shall be paid to Executive in equal consecutive installments over the course of the Severance Period in a manner on days that correspond to the Company’s regular paydays and payroll practices, except that in the sole discretion of the Company, any unpaid installments may be paid in a single lump sum.

(ii)                                  Executive will be eligible for a cash payment for his full year FY2006 and prorated FY2007 annual bonus for the year in which the Date of Termination occurs subject to the discretion of the Company and pursuant to the terms set forth in the applicable in incentive plan, if any.

(c)                                  Medical and Dental Benefits.  Executive shall continue to receive the medical and dental coverage in effect at Executive’s Date of Termination (or generally comparable coverage) for Executive and, where applicable, Executive’s spouse or domestic partner and dependents, as the same may be changed from time to time for employees of the Company generally, as if Executive had continued in employment from April 1, 2007 through September 30, 2008.  Executive shall be responsible for the payment of the employee portion of the medical and dental contributions that are required during this period and such contributions shall be made within the time period and in the amounts that other employees are required to pay to the Company for similar coverage.  Employee will deliver a check for the employee portion of this monthly cost to Human Resources for the period April through September 30, 2006.  Thereafter for the next 12 months the cost will be deducted from the Executive’s monthly Severance payment.  Executive’s failure to pay the applicable contributions shall result in the cessation of the applicable medical and dental coverage for the Executive and Executive’s spouse or domestic partner and dependents.  Notwithstanding any other provision of the plan to the contrary, in the event that Executive commences employment with another company at any time during the Severance Period, Executive may choose to cease receiving coverage under the Company’s medical and dental plans.  Within thirty (30) days of Executive’s commencement of employment with another company, Executive shall provide the Company written notice of such employment and provide information to the Company regarding the medical and dental benefits provided to Executive by his new employer.  On September 30, 2008, Executive’s medical and dental coverage, as described above, will cease.  Executive will receive election forms and other notices regarding this COBRA coverage from the Company’s third-party administrator.  The COBRA Continuation Coverage Period under section 4980B of the Internal Revenue Code shall run for eighteen months from March 31, 2007 through September 30th 2008…  Any questions regarding these plans should be directed to Ms. Suzanne Carlson, Tyco Healthcare.

(d)                                 Dependent Care Reimbursement Account.  Executive’s pre-tax contributions to a Dependent Care Reimbursement Account will cease on Executive’s Date of Termination.  Any claims incurred before Executive’s Date of Termination will be reimbursed according to the terms of the applicable plan.  Executive may submit a request for reimbursement for expenses incurred before Executive’s Date of Termination for reimbursement until March 31, 2008.

(e)                                  Health Care Reimbursement Account.  Executive’s pre-tax contributions to a Health Care Reimbursement Account will cease on Executive’s Date of Termination.  Any eligible health care expenses incurred through the end of the month of Executive’s Date of Termination, will be reimbursed according to the terms of the plan.  Executive may continue participation in a Health Care Reimbursement Account on an after-tax basis through Cobra (see paragraph 2c above).

(f)                                    Retirement Savings and Investment Plan.  Executive shall be fully vested in all Company contributions, if any, made to the Company’s Retirement Savings and Investment Plan on behalf of the Executive.  To request changes to Executive’s Plan account(s) or to obtain additional information, Executive should log on to Fidelity NetBenefits® at www.40lk.com or call the Tyco Benefits Center toll free at 1-888-222-TYCO (8926).

If Executive has an outstanding loan under the RSIP, Executive will have ninety (90) days from the Date of Termination to repay in full the outstanding loan balance and finance charges in order to avoid current taxation on the amount of the loan.  Should the repayment not occur, the RSIP will consider the Executive to be in default of the loan and the outstanding amount of the loan will be treated as a distribution to the Executive.  The distribution would be currently taxable under applicable Internal Revenue Service rules.  In the event that Executive elects not to repay the loan, Executive may avoid current taxation by making a rollover contribution of the outstanding loan balance to an Individual Retirement Account (“IRA”) in accordance with applicable tax law.

(g)                                 Life insurance. Executive’s life insurance coverage will end on Executive’s Date of Termination.  Executive may be eligible to convert basic term life, personal and family accident, accidental death and dismemberment, supplemental life and the business travel accident insurance policies to individual policies.  Conversion information is available by contacting your local Human Resource representative.  Executive must apply and pay the first conversion premium within 31 days of Executive’s Date of Termination, if such conversion is available.

(h)                                 Disability insurance and sick pay.  Executive’s disability insurance coverage will end on Executive’s last active day at work.  Sick pay will not be granted after Executive’s last active day at work.

(i)                                     Return of Company Property. Executive is required to return all company property to Ms. Carol Pender Company property includes, but is not limited to, building I.D. and name tags, office keys and company car keys, Executive’s company computer and/or laptop, all computer files and software, diskettes, samples, cases, brochures, papers, notes, and other documents, and all copies, relating to Tyco Healthcare its business, and its customers, that Executive has acquired by virtue of Executive’s employment.  As of the Date of Termination, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

(j)                                     Stock Option Awards.  Executive’s stock option awards dated March 10th and November 22nd, 2005 will fully vest as of the Date of Termination and be exercisable until March 31, 2008 .... All other stock option awards will vest in accordance with the applicable award agreements and will be exercisable until December 31, 2007.  Executive’s period to exercise any of the vested shares listed above may be extended beyond the period listed in this agreement if specifically provided for in the applicable award agreement.  In no event, however, shall an option be exercisable beyond its original term.  To understand the number of stock options available to you, the length of the remaining exercise period, and to exercise any remaining vested stock options, please call UBS at (877) 785-8926 or (201) 785-7611 or visit the UBS website at “www.ubs/onesource/tyc”.  To the extent there is a discrepancy between the language in this agreement and the terms of the applicable award agreements, the stock option agreement(s) language will govern.

(k)                                  Restricted Stock and Performance Shares.  All outstanding unvested restricted stock awards and performance shares held by the Executive will fully vest as of the Date of Termination.  (Please refer to the attached excel spreadsheet which sets forth the treatment of your restricted stock awards and performance shares and approximate current value ...)

(l)                                     Outplacement Services.  The Company shall pay the cost of outplacement services for the Executive for a period of twelve months at either (i) the outplacement agency that the Company uses for such purposes for executives at Executive’s level; or (ii) in the event that the Chief Executive Officer of the successor corporation to Tyco Healthcare (sometimes referred to as “Newco”) provides prior approval, at an outplacement agency selected by the Executive.  The Executive understands that the cost of these services will not exceed $40,000 over the twelve month period.

(m)                               Other Benefits.  The Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of his Date of Termination, including, but not limited to, unused accrued vacation, unpaid base salary earned by Executive through the Date of Termination, payable in a lump sum, and any benefits accrued or earned, will be distributed in accordance with the terms of the applicable benefit plans and programs of the Company.  Executive will not accrue any vacation pay after December 31, 2006.

(n)                                 Tax Status of Benefits.  In the event that provision of any of the benefits listed above would adversely affect the tax status of the applicable plan or benefits, the Company, in its sole discretion, may elect to pay to the Executive cash in lieu of such coverage in an amount equal to the Company’s contribution or average cost of providing such coverage.

(o)                                 Transfer or Rehire.  After the date of this letter agreement, Executive will not be eligible to receive any other salary, bonus or benefits from the Company other than as provided in this Section 2.  Further, if Executive accepts a transfer or is rehired by any Tyco entity, affiliate or subsidiary as an employee, consultant or independent contractor, any remaining Severance Payment that Executive has not yet received will discontinue upon the respective transfer or rehire date.

(p)                                 Reduction of Severance Benefits.  The Company reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by the Executive or the value of the Company property that the Executive has retained in his possession.

(q)                                 Computer Loan –If the Executive has an outstanding computer loan or other company loan the Executive is required to pay this loan in full on or before the Date of Termination.

(r)                                    Supplemental Savings and Retirement Plan (SSRP) - Executive’s participation in the SSRP will cease on Executive’s Date of Termination and any unvested portion of Executive’s account balance will fully vest on the Date of Termination.  If Executive’s separation is due to an involuntary termination (not for cause), retirement or disability, Executive will be paid out according to the elections made under the plan, provided Executive’s account balance is at least $5,000, otherwise Executive’s account balance will be paid out in a lump sum.  Payment will be made within sixty (60) days after the end of the calendar year in which occurs the Executive’s Date of Termination.  If Executive has any questions regarding the SSRP, Executive should contact the Tyco Benefits Center at 1-888-222- TYCO (8926) or log on to www.401k.com.

(s)                                  Deferred Compensation Plan (DCP) - For Executives who participated in the Tyco Deferred Compensation Plan and whose grandfathered account balance is now maintained under the Supplemental Savings and Retirement Plan (SSRP), payment of this portion of your account under the SSRP will be made according to the terms and provisions of the Deferred Compensation Plan, as in effect on December 31, 2004.  Payment will be made within sixty (60) days after the end of the calendar year in which occurs the Executive’s Date of Termination.  If Executive has any questions regarding his grandfathered DCP balance under the SSRP, Executive should contact the Tyco Benefits Center at 1-888-222- TYCO (8926) or log onto www.401k.com.

(t)                                    Supplemental Executive Retirement Plan (SERP) - If Executive participated in the SERP, any unvested portion of Executive’s account will fully vest on the Date of Termination and payment of the SERP account will be based on Executive’s irrevocable election.  If no election is on file, payment will be made in a lump sum on the last day of the quarter following Executive’s Date of Termination, or as soon as administratively practicable thereafter.  For installment elections, payments begin on January 1 following Executive’s Date of Termination or as soon as administratively practicable thereafter.  All subsequent installment payments are paid out during the same timeframe in future years.  If Executive has any questions regarding this plan, Executive should contact the Tyco Benefits Center at 1-888-222¬TYCO(8926) or log onto www.40lk.com.

(u)                                 Tyco Employee Stock Purchase Plan - Executive’s voluntary deductions for the Company’s Employee Stock Purchase Plan will cease as of the Date of Termination.  If Executive currently participates in the Plan, or if Executive participated in the past and still hold shares of Company stock under the Plan, Executive should contact Computershare at 1-866-571-2090 to determine the current status of Executive’s account and/or receive a distribution.

(v)                                 Perquisite Payments.  Executive’s last perquisite payment will be made in March, 2007, assuming Executive is an active employee on March 31, 2007.

3.                                       (a) Executive, for and in consideration the commitments of the Company as set forth in paragraph 2 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which his heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of his employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Massachusetts state employment laws, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs.  This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b)                                 To the fullest extent permitted by law, and subject to the provisions of paragraph 12 below, Executive represents and affirms that (i) Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of his knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Executive’s behalf; and (ii) Executive has no knowledge of any improper, unethical or illegal conduct or activities that Executive has not already reported to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline; and (iii) Executive will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of this Agreement.

©  The Company agrees to release Executive from any claims the Company may have against Executive that are known to them up to the date of the execution of this Agreement.

4.                                       (a) Confidentiality.  Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during Executive’s employment by the Company or a subsidiary.  The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).  Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

(b) Non-solicitation.  During the Executive’s employment with the Company or a subsidiary and for the eighteen (18) month period thereafter, the Executive agrees that Executive will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any managerial employee of the Company or any of its subsidiaries or affiliates (as defined by the Company) to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee or (ii) any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.  This paragraph does not prohibit the Executive from providing a verbal or written recommendation to a current or former employee of the Company.

(c) Non-competition.  Executive acknowledges that Executive performs services of a unique nature for the Company that are irreplaceable, and that Executive’s performance of such services to a competing business will result in irreparable harm to the Company.  Accordingly, during the Executive’s employment with the Company or subsidiary and for the eighteen (18) months, thereafter, the Executive agrees that Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to, engaged in any business of the same type as any business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which, to the executive’s knowledge they have proposed, on or prior to such date, to be engaged in on or after such date and in which the Executive has been involved to any extent (other than de minimis) at any time during the one (1) year period ending with the date of termination, in any locale of any country in which the Company or any of its subsidiaries conducts business.  This subparagraph 4(c) shall not prevent the Executive from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict the Executive from rendering services to charitable organizations, as such term is defined in section 501(c) of the Code nor providing an oral or written letter of recommendation concerning a current or former employee of the Company.

(d)  Continued Cooperation.  Executive acknowledges that that Company may need to consult with Executive from time to time after Executive’s Date of Termination including, during the severance period matters that Executive had worked on prior to the Date of Termination.  Executive agrees to continue to cooperate with Company and to provide any such information as is reasonably requested by Company.

(e)  Reasonableness.  Executive acknowledges that the restrictions contained in this paragraph 4 are reasonable and necessary to protect the legitimate interests of the Company, its subsidiaries and its affiliates, that the Company would not have executed this Agreement in the absence of such restrictions, and that any violation of any provision of this paragraph will result in irreparable injury to the Company.  By executing this Agreement, Executive represents that Executive’s experience and capabilities are such that the restrictions contained in this paragraph 4 will not prevent Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case.  Executive further represents and acknowledges that (i) Executive has been advised by the Company to consult with legal counsel of Executive’s choosing in respect of this Agreement, and (ii) that Executive has had full opportunity, prior to executing this Agreement, to review thoroughly this Agreement with counsel.  In the event the provisions of this paragraph 4 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

(f)  Survival of Provisions.  The obligations contained in paragraphs 4, 5, 6, 7, 10, 11, 15, and any other paragraph that contains obligations to be performed following the termination of Executive’s employment with the Company or a subsidiary, shall survive such termination and shall be fully enforceable thereafter.

5.                                       Subject to the provisions of paragraph 12, in further consideration of the payments described in paragraph 2, Executive agrees that Executive will not file, charge, claim, sue or cause or permit to be filed, charged or claimed, any civil action, suit or legal proceeding seeking equitable or monetary relief (including damages, injunctive, declaratory, monetary or other relief) for himself or herself involving any matter released in paragraph 3.  In the event that suit is filed in breach of this covenant not to sue, it is expressly understood and agreed that this covenant shall constitute a complete defense to any such suit.  In the event any Releasee is required to institute litigation to enforce the terms of this paragraph, Releasees shall be entitled to recover reasonable costs and attorneys’ fees incurred in such enforcement.  Executive further agrees and covenants that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, Executive will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding.

6.                                       Executive further agrees and recognizes that Executive has permanently and irrevocably severed his employment relationship with the Company, that Executive shall not seek employment or seek to provide services as a consultant, independent contractor or otherwise with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ, or retain the services of, Executive in the future.

7.                                       Executive and Company agree to use best efforts to ensure that neither party is disparaged in any manner.

8.                                       Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to Executive in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement, and that they are greater than the payments, benefits and agreements, if any, to which the Executive would have received if Executive had not executed this Agreement.  In the event of the Executive’s death prior to the completion of all severance payments being made under this Agreement, the remaining payments shall be paid to the Executive’s estate.

9.                                       Executive acknowledges and agrees that the Company previously has satisfied any and all obligations owed to Executive under any employment agreement or offer letter Executive has with the Company and, further, that this Agreement fully supersedes any prior agreements or understandings, whether written or oral, between the parties.  Executive acknowledges that, except as set forth expressly herein, neither the Company, the Releasees, nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, or written or oral.

10.                                 Subject to the provisions of paragraph 12 below, Executive agrees not to disclose the terms of this Agreement to anyone, except his spouse, attorney, current supervisor and, as necessary, tax/financial advisor. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

11.                                 Executive represents that Executive will provide to the Company on or before his last active day of employment any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of his prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates.  Such records do not include his personal financial records.  Executive acknowledges that all such Corporate Records are the property of the Company.

12.                                 Nothing in this Agreement shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

13.                                 The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

14.                                 Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach exclusive of any deferred compensation benefits owed to the Executive.  Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

15.                                 Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding relating to or arising out of this Agreement, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in Massachusetts, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court.  Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers by personal service or by registered or certified mail, return receipt requested, or by overnight express courier service, addressed to Executive at the home address which Executive most recently communicated to the Company in writing.

16.                                 This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Massachusetts.

17.                                 Executive certifies and acknowledges as follows:

(a)                                  That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and everyone of its affiliated entities from any legal action arising out of Executive’s employment relationship with the Company and the termination of that employment relationship;

(b)                                 That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to Executive and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled;

(c)                                  That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d)                                 That Executive does not waive rights or claims that may arise after the date of this Agreement is executed;

(e)                                  That the Company has provided Executive with a period of 21 days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Agreement is satisfactory to Executive.

(f)                                    Executive acknowledges that this Agreement maybe revoked by Executive within seven (7) days after Executive’s execution, and it shall not become effective until the expiration of such seven day revocation period.  Any revocation within this period must be submitted in writing, to Company and state, “I hereby revoke my acceptance of our Agreement.”  The revocation must be personally delivered to Mr. Rich Meelia or his designee, postmarked within seven (7) calendar days of Executive’s execution of this Agreement.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.  In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

Intending to be legally bound hereby, Executive and the Company executed the foregoing Confidential Separation of Employment Agreement and General Release this 7th day of October, 2006.

Mr. Kevin J. Gould

/s/ Kevin J. Gould

	Witness:	/s/ Kathleen A. Gould

Tyco International (US) Inc.

By:	/s/ Laurie Siegel
Ms. Laurie Siegel
Senior Vice President
Human Resources

Tyco Healthcare

By:	/s/ Rich Meelia
Mr. Rich Meelia